Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-175807, 333-166520, 333-165874, 333-161860, 333-156946, 333-154730, 333-144481, 033-78060, 333-102012, and 333-81199 on Form S-3 and No. 333-175808, 333-113842 and 333-113839 on Form S-8 of Union First Market Bankshares Corporation of our reports dated March 13, 2013, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Union First Market Bankshares Corporation for the year ended December 31, 2012.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 13, 2013